BBVA BANCOMER, S. A.
                            GRAND CAYMAN BRANCH
                        P R O M I S S O R Y N O T E
No.:

Due date: JANUARY 10, 2003
By means of this Promissory Note and for value received, the undersigned, CEMEX, S.A. DE C.V. (the "Borrower"), hereby unconditionally promises to pay to the order of BBVA Bancomer, S. A., Institucion de Banca Multiple, Grupo Financiero, BBVA Bancomer, S.A., Grand Cayman Branch, British West Indies ("The Bank"), care of Bancomer New York Agency at its office at 430 Park Avenue, 19 th Floor, New York, N. Y. 10022 United States of America, the principal sum of United States Dollars US$180,000,000.00 (One hundred Eighty million United States dollars) together with interest on the unpaid balance from the date hereof on January 10, 2003 (the "Maturity Date"), at an interest rate equal to the rate per annum of LIBOR 1.92% (as hereinafter defined), plus 0.75 percentage points. In the event that the Banco de Mexico determines that LIBOR is not a representative rate, even if it is still available, then the interest rate on this Promissory Note shall be changed to the rate declared by the Banco de Mexico as the representative rate on the date of such declaration, plus the percentage points agreed in the first part of this paragraph.

The parties herein agree that in the event LIBOR can not be determined, the interest rate charged on this borrowing shall be the rate determined by the Banco de Mexico as the representative rate. If the Banco de Mexico does not determine a substitute representative rate for LIBOR, then the interest rate charged on this borrowing shall be the C.C.P. US Dollar Interest Rate (as hereinafter defined) plus 0.0 percentage points, or in the event that the Banco de Mexico determines that the C.C.P. U.S. dollar interest Rate is not a representative rate, even if it is still available, then the rate of this Promissory Note shall be changed to the rate declared by the Banco de Mexico as the representative rate on the date published at the beginning of the interest period, plus the percentage points agreed on the first part of this paragraph.

In this Promissory Note, "LIBOR" means the per annum rate of interest offered by prime banks in the London interbank market at approximately 11:00 hours (London time), such as it appears on page 3750 (or its substitute page, in case of issuing suspension) of the "Telerate" Financial Information System screen, two (2) business days prior to the date of this Promissory Note for U. S. dollar deposits approximately equal in principal amount to the principal amount of this Promissory Note and for a maturity approximately equal to the term of this Promissory Note, and "C.C.P. US Dollar Interest Rate" means the medium term cost of funds of liabilities denominated in US Dollars of the Mexican Banking System calculated, issued and published by the Banco de Mexico in the Diario Oficial de la Federacion (Official Gazette of the United Mexican States).

The principal amount of this Promissory Note and interest thereon are due and payable on Maturity Date or, if such date is not a business day in New York, N. Y., on the next succeeding New York business day. If any such amount is not paid when due, the unpaid balance shall bear default interest at an interest rate equal to LIBOR rate for overnight deposits, plus a spread of 2.085 percentage points.


Interest hereunder shall be computed on the basis of a year of three hundred and sixty days for the number of calendar days elapsed.

Both principal and interest shall be paid in immediately available same day funds to the account set forth below in lawful currency of the United States of America, free and clear of and without deduction for or in respect of any and all present and future taxes, excluding taxes on the overall income of "the Bank" payable in the United Mexican States and in the United States of America.


In accordance with provisions set forth in article 52-B of the Income Tax Act of the United Mexican States, the "Borrower" binds to withhold to "the Bank" the applicable withholding tax at the rate of 4.9% on the interest payable to "The Bank", and to deliver to "The Bank" written evidence confirming the amount withheld. This evidence shall be delivered in the same date that the interest is payable to "the Bank". In the event that changes to the Income Tax regulations applicable to foreign credit institutions established in the United Mexican States are enacted, these changes shall be applicable to the interest payable on this Promissory Note from the date the changes are enacted.

The principal amount hereof and interest thereon shall be payable by crediting the account number 400-210568 favor Bancomer, S. A. Grand Cayman Branch, at The Chase Manhattan Bank, New York, N. Y., located as of today at 270 Park Avenue, 10017, New York, N. Y. United States of America, or in any other account subsequently stated by the "Bank".

For everything related to this PROMISSORY NOTE, the "Borrower" hereby expressly submits itself to the jurisdiction of the courts of the State of New york or of the United States of America sitting in New York, N. Y. or to the competent courts of Mexico City, Distrito Federal, at the election of the holder hereof, expressly waiving any and all rights to object to any holder of this Promissory Note in any such court, whether such objection would be based on jurisdiction, venue, forum non conviens or any other possible objection.

This PROMISSORY NOTE shall be deemed to be made under and shall be governed by, and construed in accordance with the laws of the State ofNew York, United States of America provided, however, that with respect to any legal action brought by the holder hereof in the courts of Mexico City, Distrito Federal, this PROMISSORY NOTE shall be governed and construed in accordance with the laws of the United Mexican States.

This PROMISSORY NOTE is executed in both English and Spanish languages, both of which versions shall bind the "Borrower", provided, however, that the English version shall prevail in all instances, except in connection with any legal action brought in Mexico City, Distrito Federal, in which event the Spanish version shall prevail.

IN WITNESS WHEREOF, this promissory note is made entered and delivered in, on July 15, 2002.

                            BBVA BANCOMER, S. A.
                              SUC. GRAN CAYMAN
                                P A G A R E
No.

Fecha de Vencimiento: 10 DE ENERO DEL 2003 Por medio de este PAGARE y por valor recibido, el Suscrito: CEMEX, S.A. DE C.V.("El Suscriptor"), incondicionalmente promete pagar a la orden de BBVA Bancomer, S.A. Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer S.A., Sucursal Gran Caiman Indias Britanicas Occidentales ("El Banco") en sus oficinas situadas en 430 Park Avenue, Piso 19, New York, N.Y., 10022 Estados Unidos de America a favor de su Sucursal Gran Caiman, la suma principal de US $180,000,000.00 (Ciento ochenta millones de dolares de los Estados Unidos de America), junto con los intereses devengados sobre la suma no pagada, contados desde la fecha de este pagare hasta su vencimiento 10 de Enero del 2003 (el "plazo") a una tasa de interes como redito anual, resultante de la adicion de 0.75 puntos porcentuales a la tasa LIBOR 1.92% (segun se define mas adelante). En el evento de que el Banco de Mexico dejare de considerar a la tasa LIBOR como representativa y aun cuando se siga publicando, se tomara la que el Banco de Mexico determine en substitucion de la referida tasa LIBOR, en la fecha en que asi lo determine dicha Institucion, mas los puntos de margen acordados en la primera parte de este parrafo.

Las partes acuerdan que en caso de que dejare de publicarse la tasa de referencia denominada tasa de intereses LIBOR, se aplicara la tasa que el Banco de Mexico determine como tasa representativa. En el caso de que el Banco de Mexico no determine una tasa substituta representativa, se aplicara como tasa substitutiva el Costo de Captacion a Plazo en Dolares (CCP DOLARES ) (tal y como se define mas adelante), mas 0.0 puntos porcentuales o, en el evento de que por alguna causa el Banco de Mexico dejara de considerar este como representativo y aun cuando se siga publicando, se tomara la que el Banco de Mexico determine como tasa representativa publicada al inicio del periodo en que se generen los intereses .

En este PAGARE "LIBOR" significa la tasa anual de interes ofrecida por los principales Bancos en el Mercado Interbancario de Londres aproximadamente a las 11:00 horas (hora de Londres) que aparezca publicada dos dias habiles anteriores a la fecha de suscripcion de este PAGARE en la Pagina 3750 (o en la pagina substitutiva de esta, en caso de que dejara de publicarse), del Monitor del SISTEMA DE INFORMACION FINANCIERA "TELERATE", para los depositos en U.S. dolares, por una cantidad aproximadamente igual a la suma principal de este PAGARE y por un vencimiento aproximadamente igual al termino del plazo de este PAGARE, y CCP Dolares el Costo de Captacion a Plazo de Pasivos denominados en Dolares de los EEUU.A de la Banca Mexicana que el Banco de Mexico calcule y publique en el Diario Oficial de la Federacion (Republica Mexicana).

La suma principal de este PAGARE y los intereses ordinarios seran pagaderos en la fecha de vencimiento del mismo, o, si esa fecha resulta un dia inhabil en la Ciudad de Nueva York, N. Y., se pagaran al siguiente dia habil. Si la suma principal no fuere pagada en su totalidad en la fecha de vencimiento, la suma del principal no pagada causara intereses moratorios a una tasa anual que es el resultado de sumar 2.085 puntos porcentuales a la tasa LIBOR.

El interes en cuestion se computara sobre la base de un ano de trescientos sesenta dias multiplicado por el numero de dias calendario transcurridos.

La suma principal e intereses de este PAGARE seran pagaderos en moneda de curso legal de los Estados Unidos de America mediante fondos disponibles el mismo dia en la Ciudad de Nueva York, N. Y. en la cuenta que se senala mas adelante. Los intereses determinados en este pagare son netos, excluyendo tanto el impuesto global sobre la renta del Banco pagadero en los Estados Unidos Mexicanos como en los Estados Unidos de America.

Conforme a lo establecido en el Articulo 52-B de la Ley del Impuesto Sobre la Renta de los Estados Unidos Mexicanos, "El Suscriptor" esta obligado a retener al "Banco" el equivalente al 4.9% de los intereses que le pague o le deba pagar. "El Suscriptor" debera entregar al "Banco" la constancia de retencion correspondiente el mismo dia de la exigibilidad de los intereses. En caso de que se modifiquen las disposiciones fiscales aplicables a los intereses que deben pagarse a establecimientos permanentes en el extranjero de Instituciones de Credito en los Estados Unidos Mexicanos, tales disposiciones seran aplicadas a los intereses que se originen de este PAGARE, a partir de la fecha en que entren en vigor.

La suma principal de este PAGARE y los intereses correspondientes al mismo, deberan ser pagados a "El Banco" mediante abono en la Cuenta No. 400-210568, en The Chase Manhattan Bank en la ciudad de Nueva York, N.Y., localizado en esta fecha en sus oficinas en 270 Park Avenue 10017, New York, N. Y. a favor de Bancomer, S.A. Sucursal Gran Caiman, o en otra senalada con posterioridad por el Banco.

Para todo lo relativo al presente PAGARE "El Suscriptor" en este acto se somete en forma expresa a la jurisdiccion de las Cortes del Estado de Nueva York o de los Estados Unidos de America con asiento en Nueva York, o de los Tribunales competentes en la Ciudad de Mexico, Distrito Federal, a eleccion de su legitimo tenedor, renunciando en forma expresa a cualquier derecho de jurisdiccion que pueda tener en la actualidad o en el futuro por razon de sus domicilios presentes o futuros.

Este PAGARE se considerara como hecho bajo las leyes del Estado de Nueva York, y se sujetara e interpretara de acuerdo con dichas leyes, en el entendido, sin embargo, de que con respecto a cualquier accion legal interpuesta por el tenedor de este PAGARE en los Tribunales competentes de la Ciudad de Mexico, Distrito Federal, se sujetara a las leyes de los Estados Unidos Mexicanos asi como todo lo relativo a su interpretacion y cumplimiento.

Este PAGARE se suscribe en ingles y en Espanol, obligando ambas versiones a "El Suscriptor " en el entendido, sin embargo, de que la version en Ingles prevalecera en todos los casos a excepcion de cualquier accion legal interpuesta con relacion a este PAGARE en los Tribunales competentes en la Ciudad de Mexico, Distrito federal, en cuyo caso, la version en Espanol sera la que prevalezca.

El presente PAGARE se suscribe en, el 15 de Julio de 2002.

                Nombre del "Suscriptor" CEMEX, S.A. DE C.V.
                Firma del Suscriptor o de su apoderado legal



                        /s/ Rodrigo Trevino Muguerza
                       -----------------------------
                       Ing. Rodrigo Trevino Muguerza
                          Chief Financial Officer
                        Direccion del "Suscriptor":
                Ave. Constitucion # 444 Pte. Monterrey, N.L.


                Nombre del "Aval" CEMEX MEXICO S.A. DE C.V.
                Firma del Suscriptor o de su apoderado legal



                        /s/ Rodrigo Trevino Muguerza
                       -----------------------------
                       Ing. Rodrigo Trevino Muguerza
                          Chief Financial Officer
                        Direccion del "Suscriptor":
                Ave. Constitucion # 444 Pte. Monterrey, N.L.

         Nombre del "Aval" EMPRESAS TOLTECA DE MEXICO, S.A. DE C.V.
                Firma del Suscriptor o de su apoderado legal



                        /s/ Rodrigo Trevino Muguerza
                       -----------------------------
                       Ing. Rodrigo Trevino Muguerza
                          Chief Financial Officer
                        Direccion del "Suscriptor":
                Ave. Constitucion # 444 Pte. Monterrey, N.L.